June 3, 2026

Barings LLC

and

Baring International Investment Limited

SUB-SUB- ADVISORY AGREEMENT IN RESPECT OF PACER FUNDS TRUST

Barings-Corporate

CONTENTS
Clause	Page

1.Definitions    1
2.Appointment of the Sub-Sub-Advisor    2
3.Notices    4
4.Compensation    5
5.Representations and Undertakings    5
6.Access to Information    5
7.UK Regulatory Matters    5
8.Termination    5
9.Data Protection    6
10.Counterparts    6
11.Governing Law and Jurisdiction    6
12.Effective Date    6
SIGNATURE PAGE    7
SCHEDULE 1    Compensation Policy    8
SCHEDULE 2    UK Regulatory Matters    9
SCHEDULE 3    DATA PROTECTION    14

Barings-Corporate

THIS SUB-SUB-INVESTMENT ADVISORY AGREEMENT is made as of the 3rd day of June 2026 by and between:
(1)BARINGS LLC, whose principal address is 300 South Tryon Street, Suite 2500,
Charlotte, NC 28202, United States of America (the “Sub-Advisor”); and
(2)BARING INTERNATIONAL INVESTMENT LIMITED, whose registered office is at 20 Old Bailey, London, United Kingdom, EC4M 7BF (the “Sub-Sub-Advisor”).
WHEREAS:
(A)Pursuant to an Investment Sub-Advisory Agreement dated June 1, 2026 by and among Pacer Funds Trust (the “Trust”), Pacer Advisors Inc. (“Adviser”) and the Sub-Advisor as amended and/or supplemented from time to time (the “Sub-Advisory Agreement”), a copy of which has been provided to the Sub-Sub-Advisor, whereby the Advisor outsourced advisory services to, among other series of the Trust, the funds listed on Schedule D of the Sub-Advisory Agreement (as may be amended from time to time) (each individually a “Fund” and collectively, the “Fund(s)”) to the Sub-Advisor.
(B)The Sub-Advisor wishes to appoint the Sub-Sub-Advisor, pursuant to Section 16 of the Sub-Advisory Agreement, as a delegate in connection with advisory services to the Funds in accordance with the Sub-Advisory Agreement, on terms and conditions, except as provided herein, identical to the terms and conditions under which the Sub-Advisor has been appointed by the Advisor.
(C)This Sub-Sub-Advisory Agreement provides a framework for the terms on which the Sub-Sub-Advisor shall provide services in respect of the advisory services to the Funds.
NOW IT IS HEREBY AGREED as follows:
1.DEFINITIONS
1.1In this Sub-Sub-Advisory Agreement, the following terms shall have the following meanings:
“Compensation Policy” means the compensation policy set out in Schedule 1 hereto or such other policy as may be agreed between the Sub-Advisor and the Sub-Sub-Advisor in respect of the Portfolio from time to time;
“Conflicts Policy” means the conflicts policy of the Sub-Sub-Advisor, which is available from the Barings UK website;
“FCA” means the UK Financial Conduct Authority and any replacement or successor body or bodies;
“FCA Handbook” means the handbook published by the FCA that sets out the rules and guidance made by it from time to time under FSMA;

“FCA Rules” means the rules, evidential provisions and guidance made by the FCA under FSMA as set out in the FCA Handbook and any directly applicable European Union financial services legislation or rules applicable to the Sub-Sub-Advisor, subject to any waiver, modification or individual guidance from time to time applicable to the Sub-Sub-Advisor;
“FSMA” means the UK Financial Services and Markets Act 2000 and any subordinate legislation made under it, or any applicable successor regulatory regime in the United Kingdom;
“Order Policy” has the meaning given to it in Schedule 2;
“Sub-Sub-Advisory Agreement” means this sub-investment management agreement (as amended from time to time).
1.2References in this Sub-Sub-Advisory Agreement to any statute or statutory instrument or government regulations or rules of any regulatory authority shall be to the modification, amendment, extension or re-enactment thereof.
1.3In this Sub-Sub-Advisory Agreement, the masculine shall include the feminine and the neuter and the singular shall include the plural and vice versa as the context shall admit or require.
1.4In this Sub-Sub-Advisory Agreement, the headings are used for ease of reference only and shall not be deemed to form any part of this Sub-Sub-Advisory Agreement.
1.5Terms not defined herein are as otherwise defined in the Sub-Advisory Agreement.
2.APPOINTMENT OF THE SUB-SUB-ADVISOR
2.1The Sub-Advisor hereby appoints the Sub-Sub-Advisor (and the Sub-Sub-Advisor hereby accepts such appointment) to act (on a non-exclusive basis) as discretionary investment advisor to the Sub-Advisor in connection with the advisory services to the Funds for and on behalf of the Advisor.
2.2The Sub-Advisor shall be responsible for the overall advisory services to the Funds and shall be the primary point of contact with the Advisor.
2.3    Save as expressly varied, the Sub-Sub-Advisor shall discharge its obligations hereunder on terms and conditions that are, as far as possible, identical to the terms and conditions under which the Sub-Advisor itself was appointed to act as an investment manager to the Advisor in the Sub-Advisory Agreement. The Sub-Sub-Advisor shall be entitled to rely on the accuracy of all representations and warranties made in the Sub-Advisory Agreement by the parties to the Sub-Advisory Agreement. The Sub-Sub-Advisor shall be subject to the Sub-Advisor’s oversight and review in relation to the matters set out or otherwise contemplated by this Sub-Sub-Advisory Agreement.

2.4In the event that the Sub-Advisor and the Advisor agree to an amendment of the Sub-Advisory Agreement, the Sub-Advisor shall provide the Sub-Sub-Advisor with reasonable advance written notice of any such amendment. Unless the Sub-Sub-Advisor objects in writing to such amendment within three days of receipt of such notification, it shall be deemed to have accepted such amendment and the terms of this Sub-Sub-Advisory Agreement shall be deemed to have been amended accordingly.
2.5Without limiting in any way its other obligations under this Sub-Sub-Advisory Agreement and save as set out herein, the Sub-Sub-Advisor agrees that it shall comply with the provisions of the Sub-Advisory Agreement as if it was originally party thereto as the Manager, save that all reporting and disclosure shall be made to the Sub-Advisor rather than directly to the Advisor. For the avoidance of doubt, the Sub-Sub-Advisor shall be deemed to satisfy such requirements if such reporting and disclosure is made to the Sub-Advisor within the timeframes set forth in the Sub-Advisory Agreement for the Sub-Advisor to report to the Advisor. Save as provided in the Sub-Advisory Agreement, the Sub-Sub-Advisor shall follow its own policies and procedures in the performance of its duties hereunder.
2.6The Sub-Sub-Advisor and the Sub-Advisor shall supply information to each other promptly on demand as may be necessary or desirable to enable the Sub-Sub-Advisor and the Sub-Advisor to fulfil their respective obligations under this Sub-Sub-Advisory Agreement and the Sub-Advisory Agreement.
2.7The Sub-Sub-Advisor shall, pursuant to the terms of the Sub-Advisory Agreement, provide the Sub-Advisor with reports and with all information, details, reports, records and documents it requires in its capacity as the Manager under the Sub-Advisory Agreement.
2.8A list of the persons authorised to sign documentation and give instructions will be provided to the Sub-Advisor upon request.
2.9It is confirmed that, for the avoidance of doubt, the Sub-Advisor shall maintain oversight responsibilities for the Sub-Sub-Advisor’s activities as they relate to the advisory services to the Funds (including the Sub-Sub-Advisor’s compliance with the requirements set out, referred to or contemplated by the Sub-Advisory Agreement), but that the Sub-Sub-Advisor will not be under the day-to-day direction and supervision of the Sub-Advisor. The Sub-Advisor will not exercise significant control over, or provide detailed instructions in relation to, the Sub-Sub-Advisor’s general advisory and management activities under this Sub-Sub-Advisory Agreement, other than as required to ensure the Sub-Sub-Advisor’s compliance with the Sub-Advisory Agreement and applicable law and regulation.
2.10    Without the prior written consent of the Sub-Advisor and the Advisor, the Sub-Sub-Advisor shall not appoint an agent or delegate to perform any of its duties under this Sub-Sub-Advisory Agreement or exercise any of its rights and powers hereunder. In the event that the Sub-Sub-Advisor appoints an agent or delegate, the Sub-Sub-Advisor shall be liable to the Sub-Advisor in relation to such agent or delegate to the same extent as the Sub-Advisor would have been liable to the Advisor under the Sub-Advisory Agreement had such appointment been made by it.
2.11Following request from the Advisor, the Sub-Advisor shall be entitled to subrogate its rights under this Sub-Sub-Advisory Agreement to the Advisor.
2.12The Sub-Sub-Advisor's compensation for the provision of its services hereunder shall be as provided in Clause 4 and Schedule 1 hereto.
2.13The Sub-Advisor hereby delegates to the Sub-Sub-Advisor the power to exercise all other ancillary rights or duties in connection with the advisory services to the Funds including, to the extent necessary, executing any trade documentation or other documentation related to the management of the Funds granted by the Advisor to the Sub-Advisor under the Sub-Advisory Agreement.
2.14The Sub-Sub-Advisor shall not sub-delegate this power, provided that the Sub-Sub-Advisor may appoint any notary or any individual employed by, or who is a member of, an external legal firm, as the Sub-Sub-Advisor’s true and lawful attorney with full power and authority in its name and on its behalf, to sign or to execute and deliver any guarantee or security document or other documents or deeds that are necessary or desirable to be executed by the Sub-Sub-Advisor outside of London in connection with any investment, asset or instrument forming part of the Funds.
2.15The Sub-Sub-Advisor shall only be required to comply with its Conflicts Policy in connection with the performance of its duties under this Sub-Sub-Advisory Agreement.
3.NOTICES
Section 21 (Notice) of the Sub-Advisory Agreement shall be incorporated herein mutatis mutandis, save that references to “this Agreement” shall be construed as references to this Sub-Sub-Advisory Agreement and the details of the parties shall be as follows:
Party    Address    Facsimile/E-mail
The Sub-Advisor    300 South Tryon Street    FINotices@Barings.com
Suite 2500, Charlotte, NC 28202 United States of America

Attention:    Legal Department

Sub-Sub-Advisor    20 Old Bailey    (+44)2076286000
London EC4M 7BF

Attention:    Legal Department

4.COMPENSATION
The Sub-Sub-Advisor shall be compensated for its services under this Sub-Sub-Advisory Agreement in accordance with the Compensation Policy set out in Schedule 1 hereto.
5.REPRESENTATIONS AND UNDERTAKINGS
5.1The Sub-Advisor hereby represents and warrants to the Sub-Sub-Advisor that it has full power and authority to enter into this Sub-Sub-Advisory Agreement and that it has been granted full power and authority by the Advisor to retain the Sub-Sub-Advisor to provide advisory services and assist with the management of the Portfolio on the terms set out in this Sub-Sub-Advisory Agreement. The Sub-Advisor confirms that it has received a copy of Parts 2A and 2B of the Sub-Sub-Advisor’s Form ADV and a copy of the Sub-Sub-Advisor’s Privacy Notice.
5.2The Sub-Sub-Advisor hereby represents and warrants to the Sub-Advisor that it has full power and authority to enter into this Sub-Sub-Advisory Agreement, and further represents that it is (a) registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended and (b) authorized and regulated by the FCA in the conduct of its investment business.
6.ACCESS TO INFORMATION
The Sub-Sub-Advisor shall supply the Sub-Advisor with whatever information it may reasonably request (a) in relation to the Funds, (b) in order to discharge its oversight responsibilities for the Sub-Sub-Advisor’s activities and (c) to respond to any requests that the Sub-Advisor may receive from the Advisor or any relevant regulatory body (or, in each case, their respective agents or advisors).
7.UK REGULATORY MATTERS
The Sub-Sub-Advisor is required by the FCA Rules to make certain disclosures and seek certain consents in its terms of business with its clients. These are set out in Schedule 2 hereto.
8.TERMINATION
This Sub-Sub-Advisory Agreement shall take effect in accordance with Clause 11 and shall continue in effect until terminated by either the Sub-Advisor or the Sub-Sub-Advisor pursuant to the next succeeding paragraph, or unless otherwise automatically terminated hereunder. This Sub-Sub-Advisory Agreement shall terminate automatically if any of the following events occur:

(a)the assignment of this Sub-Sub-Advisory Agreement by either party hereto in violation of Section 16 of the Sub-Advisory Agreement; or
(b)the termination of the Sub-Advisory Agreement.
This Sub-Sub-Advisory Agreement may also be terminated by the Sub-Advisor without penalty for any reason upon 3 calendar months’ written notice to the Sub-Sub-Advisor or by the Sub-Sub-Advisor without penalty for any reason upon 3 calendar months’ written notice to the Sub-Advisor. Additionally, the Sub-Advisor may terminate this Sub-Sub-Advisory Agreement immediately in the event the Sub-Advisor determines in its sole discretion that the Sub-Sub-Advisor has materially breached any term of this Sub-Sub-Advisory Agreement and the Sub-Sub-Advisor has failed to cure such breach within 20 days of notice from the Sub-Advisor of such breach. Furthermore, in the event that the Sub-Sub-Advisor determines in its sole discretion that it may no longer perform its obligations under this Sub-Sub-Advisory Agreement due to changes in applicable law or amendments to the Sub-Advisory Agreement, in each case, due to take effect within a timescale rendering it impossible for the Sub-Sub-Advisor to terminate on 3 calendar months’ written notice, this Sub-Sub-Advisory Agreement may be terminated by the Sub-Sub-Advisor on such written notice to the Sub-Advisor as the Sub-Sub-Advisor can reasonably give. Upon such termination, the Sub-Advisor shall pay the Sub-Sub-Advisor the fees due to the Sub-Sub-Advisor for services rendered prior to the date of termination as provided in the Compensation Policy.
9.DATA PROTECTION
To the extent that the Parties are subject to any Data Protection Laws (as defined in Schedule 3 of this Agreement) on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, they shall comply with the provisions attached at Schedule 3 of this Agreement
10.COUNTERPARTS
This Sub-Sub-Advisory Agreement may be executed in any number of counterparts. Each such counterpart shall for all purposes be deemed to be an original and all such counterparts together shall constitute one and the same instrument.
11.GOVERNING LAW AND JURISDICTION
For the avoidance of doubt, this Sub-Sub-Advisory Agreement is subject to Clause 19 (Applicable Law) of the Sub-Advisory Agreement.
12.EFFECTIVE DATE
The Sub-Sub-Advisor and the Sub-Advisor hereby agree that this Sub-Sub-Advisory Agreement shall be deemed to take effect as of (and including) the date first written above.

SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto have caused this Sub-Sub-Advisory Agreement to be duly executed as a deed the day and year first above written.

EXECUTED and DELIVERED as a DEED by BARRINGS LLC acting by: Scott Roth	) ) )	/s/ Scott Roth

Signed in the presence of: /s/ Michael Walsh

Michael Walsh	(Name)
300 S. Tryon St Ste 2500 Charlotte NC 28202	(Address)
Attorney	(Occupation)

EXECUTED and DELIVERED as a DEED by BARRINGS INTERNATIONAL INVESTMENT LIMITED acting by: Chris Ellis	) ) )	/s/ Chris Ellis

Signed in the presence of: /s/ Karen Xiong

Karen Xiong	(Name)
20 Old Bailey, London, EC4M 7BF	(Address)
Solicitor	(Occupation)

EXECUTION POLICY – EXPRESS CONSENT
Barings LLC expressly consents to orders being executed outside EU regulated markets and multilateral trading facilities, where to do so is in accordance with Baring International Investment Limited’s Order Policy.

/s/ Scott Roth	Date: June 3, 2026
Signed by Scott Roth

SCHEDULE 1
Compensation Policy

Under the Sub-Advisory Agreement, the Sub-Advisor will be paid a management fee by the Advisor quarterly in arrears (such total fee amount, the “Barings Fee”).

Promptly after receipt of the Barings Fee for each quarter, the Sub-Advisor shall calculate and pay to the Sub-Sub-Advisor in compensation for the services provided by the Sub-Sub-Advisor under this Sub-Sub-Advisory Agreement a portion of the Barings Fee, the amount of which shall be as agreed between the Sub-Advisor and the Sub-Sub-Advisor from time to time.

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SCHEDULE 2
UK Regulatory Matters

1.Advisor Categorisation
The Sub-Sub-Advisor has categorised the Sub-Advisor as a professional client and the Sub-Sub-Advisor will provide its services hereunder on that basis. Retail clients (as defined in the Glossary to the FCA Handbook) benefit from a higher degree of protection under the FCA Rules than professional clients.
The Sub-Advisor has the right to request the Sub-Sub-Advisor to categorise it as a retail client either generally or in specific circumstances. However, it should be noted that, on account of its regulatory permissions, the Sub-Sub-Advisor is not able to do business with retail clients and it is not the Sub-Sub-Advisor’s policy to accept requests to be treated as a retail client for any service provided in accordance with the Sub-Sub-Advisory Agreement.
It is the Sub-Advisor’s sole responsibility to keep the Sub-Sub-Advisor informed about any change to the Sub-Advisor’s circumstances which could affect the Sub-Sub-Advisor’s categorisation of the Sub-Advisor as a professional client.
2.Order Handling and Best Execution
Whenever the Sub-Sub-Advisor executes an order for the Sub-Advisor in relation to a financial instrument covered by the UK Markets in Financial Instruments Directive ("UK MiFID")1 (including an order which results from the exercise of its discretion), the Sub-Sub-Advisor is required by the FCA Rules to take all sufficient steps to obtain the best result for the Sub-Advisor in accordance with the Sub-Sub-Advisor's order execution policy (the "Order Policy"). The Sub-Sub-Advisor is subject to similar obligations when it transmits an order to another entity for execution.
A copy of the current Order Policy is available on the Barings UK website. The Sub-Sub-Advisor may update the Order Policy from time to time and shall notify the Sub-Advisor of any material changes to it.
The Order Policy summarises the way in which the Sub-Sub-Advisor complies with its obligations under the FCA Rules. The Sub-Sub-Advisor will inform the Sub-Advisor of any material change to the Order Policy.
The Order Policy contemplates that the Sub-Sub-Advisor may execute an order outside of an UK and EU-regulated market, organised trading facility or multilateral trading facility. Where this is contemplated the Sub-Sub-Advisor is required to obtain the Sub-Advisor’s prior express consent. By signing this Sub-Sub-Advisory Agreement, the Sub-Advisor consents to the Order Policy and

1“UK MiFID” means Directive 2014/65/EU on markets in financial instruments, Regulation (EU) No 600/2014 on markets in financial instruments, and any secondary legislation, rules, regulations and procedures made pursuant thereto, as implemented in the UK..

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specifically consents to the Sub-Sub-Advisor executing transactions on its behalf outside an UK or EU-regulated market, organised trading facility or multilateral trading facility.
Specific instructions from the Sub-Advisor in relation to the execution of orders may prevent the Sub-Sub-Advisor from following the Order Policy in relation to such orders in respect of the elements of execution covered by the instructions.
Pursuant to its obligations under this Sub-Sub-Advisory Agreement, the Sub-Sub-Advisor may aggregate orders for the Sub-Advisor with orders for its other clients. The Sub-Sub-Advisor is required, by the FCA Rules, to notify the Sub-Advisor that, on some occasions, the effect of aggregation may work to the disadvantage of the Sub-Advisor in relation to a particular order.
3.Investment Objectives
When the Sub-Sub-Advisor makes an investment recommendation to the Sub-Advisor or manages its investments, the Sub-Sub-Advisor is obliged by FCA Rules to take reasonable steps to ensure that its decision to trade is “suitable” for the Sub-Advisor as per the FCA Rules. The Sub-Sub-Advisor is obliged to take into account the Sub-Advisor’s investment objectives. For this purpose, the Sub-Sub-Advisor understands that the Sub-Advisor’s investment objectives are as set out in the Sub-Advisory Agreement and such ancillary documentation relating to the investment objectives of the Portfolio as the Sub-Advisor may supply to the Sub-Sub-Advisor from time to time.
As the Sub-Advisor is a professional client, the Sub-Sub-Advisor is entitled to assume that the Sub-Advisor has the necessary level of experience and knowledge in order to understand the risks involved in the transaction(s) or in the management of the Portfolio. Unless notified to the contrary by the Sub-Advisor, the Sub-Sub-Advisor shall be entitled to assume that this remains the case for the duration of the Sub-Sub-Advisory Agreement.
Any brokers the Sub-Sub-Advisor uses to execute orders which it carries out for the Sub-Advisor may also be required by FCA Rules to assess the suitability of those orders for the Sub-Advisor. The Sub-Advisor agrees that the Sub-Sub-Advisor's understanding of the Sub-Advisor’s investment objectives is correct and consents to the Sub-Sub-Advisor making those investment objectives, and any relevant regulatory consents given in this Sub-Sub-Advisory Agreement, known to brokers and others where reasonably required in connection with the provision of the Sub-Sub-Advisor's services.
4.Limit Orders
If the Sub-Advisor provides the Sub-Sub-Advisor with or the Sub-Sub-Advisor generates a limit order in respect of shares admitted to trading on an UK or EEA-regulated market which is not immediately executed under prevailing market conditions, the FCA Rules require the Sub-Sub-Advisor, in certain circumstances, to make that order (each a “Advisor Limit Order”) public immediately unless it has the Sub-Advisor’s consent not to do so. It may not always be in the Sub-Advisor’s best interests to make an unexecuted order public in this way. Accordingly, by signing this Sub-Sub-Advisory Agreement, the Sub-Advisor instructs the Sub-Sub-Advisor not to make public immediately an Advisor Limit Order in respect of shares admitted to trading on an UK or

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EEA-regulated market which is not immediately executed under prevailing market conditions, unless the Sub-Sub-Advisor decides in its absolute discretion that it is appropriate to do so.
5.Conflicts Of Interest
The FCA Rules require the Sub-Sub-Advisor to take all appropriate steps to identify and to prevent or manage conflicts of interest between (i) the Sub-Sub-Advisor (and its staff) and the Sub-Advisor; and (ii) the Sub-Advisor and the Sub-Sub-Advisor's other clients.
If the arrangements the Sub-Sub-Advisor makes to prevent or manage conflicts of interest are not sufficient to ensure, with reasonable confidence, that risks of damage to the interests of the Sub-Advisor will be prevented, it is obliged to disclose the general nature and sources of conflicts of interest to the Sub-Advisor, in order to enable the Sub-Advisor to make an informed decision about the Sub-Sub-Advisor's services.
A copy of the Sub-Sub-Advisor's Conflicts of Interest Policy is available on the Barings UK website. The Sub-Sub-Advisor will inform the Sub-Advisor of any material change to the policy.
6.Risk Warnings
The Sub-Sub-Advisor is obliged under the FCA Rules to provide the Sub-Advisor with a general description of the nature and risks of the investments included in the Portfolio. Those investments may include shares, bonds, warrants, interests in syndicated loans and other types of security and derivative described in the Sub-Advisory Agreement. The Sub-Sub-Advisor is obliged to inform the Sub-Advisor about such risks as failure of security, loss of capital, volatility, illiquidity, leverage and contingent liabilities. The Sub-Advisor is a sophisticated institutional investor and has agreed with the Sub-Sub-Advisor that it is not appropriate for the Sub-Sub-Advisor to provide more detailed risk warnings. However, more details about the risks involved are available on request.
7.Compensation and Complaints
The Sub-Sub-Advisor is not covered by the UK Financial Services Compensation Scheme in respect of the Funds. All formal complaints by the Sub-Advisor relating to the services provided by the Sub-Sub-Advisor under this Agreement should in the first instance be made in writing to the compliance officer of the Sub-Sub-Advisor. A copy of the Sub-Sub-Advisor's complaints management policy is available on request and will otherwise be provided in accordance with the FCA Rules.
8.Reporting
The FCA Rules require the Sub-Sub-Advisor to provide the Sub-Advisor with periodic statements in a particular form in respect of the Portfolio, except where the Sub-Advisor has agreed that it does not wish to receive statements in such format. The Sub-Advisor confirms that the only periodic statements it requires are those to be provided in accordance with the reporting requirements set out in the Sub-Advisory Agreement (save as otherwise amended pursuant to this Sub-Sub-Advisory Agreement).
9.    Fees, Commissions and Non-Monetary Benefits

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In the course of providing advisory services, the Sub-Sub-Advisor is prohibited from accepting and retaining any fees, commission or monetary benefits, or accepting any non-monetary benefits (other than acceptable minor non-monetary benefits and research which is permitted in accordance with applicable regulations such as MiFID and the FCA Handbook as may be amended from time to time), where these are paid or provided by any third party or a person acting on their behalf. The Sub-Sub-Advisor does not enter into soft commission arrangements and pays for research (unless it is an acceptable minor non-monetary benefit as per MIFID/FCA rules) from its own resources.
The Sub-Sub-Advisor may accept minor non-monetary benefits that are capable of enhancing the quality of the service provided by the Sub-Sub-Advisor to the Sub-Advisor; of a scale and nature that it could not be judged to impair the Sub-Sub-Advisor’s compliance with its duty to act honestly, fairly and professionally in the best interests of the Sub-Advisor; and reasonable, proportionate and of a scale that is unlikely to influence the Sub-Sub-Advisor’s behaviour in any way that is detrimental to the interests of the Sub-Advisor.
10.Advisor Money
The Sub-Sub-Advisor does not have regulatory permission to hold client money and therefore does not and will not hold client money. The Sub-Advisor acknowledges and agrees with this position. The FCA Handbook defines client money as money that a firm holds or receives for or from a client and can be received in any currency. If, as a result of an error or mistake, the Sub-Sub-Advisor is in receipt of client money, it will return such client money to the sender as soon as realistically possible to remain in compliance with its regulatory requirements.
11.Recording Communications
UK MiFID requires firms to record certain telephone conversations or electronic communications when they receive and transmit orders; execute orders on behalf of clients; and deal on own account. A copy of these communications must be available on request for a period of five years (or seven years if requested by the competent regulatory authority) from when the communication was recorded.
12.Transaction Reporting and Use of Confidential Information
UK MiFID imposes certain transaction and position reporting obligations on clients in relation to their investments, including the procurement of a valid Legal Entity Identifier (LEI). Advisors are responsible for (i) providing all the necessary information and documentation under these obligations; and (ii) taking any action reasonably required by the firm in relation to these obligations.
In order to report details of our client transactions, the Sub-Sub-Advisor may need to disclose confidential information to a regulatory authority, via a third party, where such disclosure is required to enable it to assist in complying with reporting obligations in connection with the Sub-Sub-Advisory Agreement.
13.    Exclusion of Liability Under the Regulatory System

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The Sub-Sub-Advisor confirms that nothing in this Sub-Sub-Advisory Agreement seeks to exclude or restrict any duty or liability owed to the Sub-Advisor under the Regulatory System (as defined in the Glossary to the FCA Handbook).

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SCHEDULE 3
DATA PROTECTION

1.DEFINITIONS
1.1In this Schedule 3, the following terms will have the meanings set out below:
(a)“Data Protection Laws” means all applicable law relating to the processing of Personal Data and privacy and any amendment or re-enactment of those laws and, where applicable, the guidance and codes of practice issued by applicable regulatory bodies by which the Parties are regulated. In relation to the EU, the Data Protection Legislation shall include the the EU’s General Data Protection Regulation (2016/679/EC) (“GDPR”), the Electronic Communications Data Protection Directive (2002/58/EC) and all Member State laws implementing or supplementing those laws (“EU Data Protection Legislation”). In relation to the UK, the Data Protection Legislation shall include the GDPR (as implemented in the UK) and the Data Protection Act 2018 (“UK Data Protection Legislation”);
(b)“EU Data Protection Legislation” means the GDPR and any guidance, regulations, ordinances, directions, determinations, codes of practice, circulars, orders, notices or demands issued by any competent supervisory authority thereunder;
(c)“Supervisory Authority” means any relevant legal and/ or regulatory independent public authority which is responsible for the enforcement of Data Protection Laws in the relevant foreign jurisdiction;
(d)“UK” means the United Kingdom;
(e)“UK Data Protection Legislation” means all applicable laws and regulations in the UK relating to the processing of Personal Data, including the UK GDPR and the Data Protection Act 2018;
(f)“UK GDPR” means the GDPR as incorporated into UK law in accordance with the European Union (Withdrawal) Act 2018;
1.2The Parties to this Sub-Sub-Advisory Agreement (collectively the “Parties”) undertake not to share any personal data that may be subject to Data Protection Laws with the another, other than any such data associated with ordinary business correspondence (i.e., the type of information contained in a business email signature).

In the event that either of the Parties intends to share personal data with the other Party, the Disclosing Party will provide sufficient notice to the Receiving Party. Thereafter, the Parties shall, as necessary, take all necessary and required steps to address any sharing and/or transfer of personal data in any relevant jurisdictions. Both the Disclosing and Receiving Party shall comply with and shall cooperate with the another to ensure that the Parties comply with Applicable Data Protection Laws, including, but not limited to, addition of a data protection addendum, model clauses, and/or complete of a transfer impact assessment.

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